Securities and Exchange Commission
                             Washington, D.C. 20549

                                   Form 12b-25

                           Notification of Late Filing

                        Commission File Number 000-31987

(Check One)

          [ ]Form 10-K and Form 10-KSB
          [ ]Form 11-K
          [ ]Form 20-F
          [X]Form 10-Q and Form 10-QSB
          [ ]Form N-SAR

          For Period Ended: March 31, 2004
                            --------------

          [ ]Transition Report on Form 10-K and Form 10-KSB
          [ ]Transition Report on Form 20-F
          [ ]Transition Report on Form 11-K
          [ ]Transition Report on Form 10-Q and Form 10-QSB
          [ ]Transition Report on Form N-SAR

          For period Ended:
                           ---------------

     Read Attached  Instruction  Sheet Before  Preparing  Form.  Please Print or
Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A


                                     Part I
                            Registration Information

                              MAKE YOUR MOVE, INC.
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                             Full name of registrant

                                       N/A
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                            Former name if applicable

                               8321 Broadway Blvd.
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           Address of principal executive office (Street and number)

                                  Reno NV 89502
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                            City, state and zip code

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                                     Part II
                             Rule 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)



[X] (a) The reasons described in reasonable detail in Part III of this form not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form could 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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                                    Part III
                                    Narrative

     State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Registrant is in the process of completing its financial statements to be included in the Form 10-QSB for the three months ended March 31, 2004.

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                                     Part IV
                                Other Information

     (1) Name and telephone number of person to contact in regard to this notification.

         Henry Rolling                        (775)          322-5567
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             (Name)                        (Area Code)  (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                   [X]Yes  [ ]No


     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ]Yes   [X]No


     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              MAKE YOUR MOVE, INC.
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                  (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 14,02004               /s/ Henry Rolling
                                --------------------
                                     Henry Rolling
                               President and Director